Exhibit 10.3

REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated June 17, 2004 (the “MLA”), is entered into as of June 17, 2004 between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, VOLGA, SOUTH DAKOTA (the “Company”), and amends and restates the Supplement dated February 26, 2002 and numbered BO5IT05D executed by South Dakota Soybean Processors and assumed by the Company.

SECTION 1.  The Revolving Term Loan Commitment.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company from the date hereof, up to and including March 20, 2011, in an aggregate principal amount not to exceed, at any one time outstanding, $18,400,000.00 less the amounts scheduled to be repaid during the period set forth below in Section 5 (the “Commitment”).  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

The Company may, in its sole discretion, elect to permanently reduce the amount of the Commitment by giving CoBank ten days prior written notice.  Said election shall be made only if the Company is not in default at the time of the election and will remain in compliance with all financial covenants after such reduction.  Any such reduction shall be treated as an early, voluntary reduction of the Commitment amount pursuant to the repayment schedule set out in Section 5.

SECTION 2.  Purpose.  The purpose of the Commitment is to provide working capital to the Company and to finance the construction of a soybean refinery.

SECTION 3.  Term.  Intentionally Omitted.

SECTION 4.  Interest.  The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)          Weekly Quoted Variable Rate.  At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business day of each week.  The rate established by CoBank shall be effective until the first Business Day of the next week.  Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(B)          Quoted Fixed Rate.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, unless CoBank otherwise consents in its sole discretion in each instance, rates may not be fixed for periods expiring after the maturity date of the loans.  In the event CoBank consents to one or more balances being fixed for a period or periods extending beyond the maturity date of the loans and the Commitment is not renewed, then each such balance shall be due and payable on the last day of its fixed rate period and the promissory note set forth below shall be deemed amended accordingly.  All elections provided for herein shall be made telephonically or it writing and must be received by 12:00 Noon Company’s local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following mouth.

SECTION 5.  Promissory Note.  The Company promises to repay on the dates set forth below, the outstanding principal, if any, that is in excess of the available Commitment, which shall be reduced in scheduled periodic increments of $1,300,000.00 as follows:

Payment Date	Reducing Commitment Amount*

September 20, 2004	$17,100,000.00
March 20, 2005	$15,800,000.00
September 20, 2005	$14,500,000.00
March 20, 2006	$13,200,000.00
September 20, 2006	$11,900,000.00
March 20, 2007	$10,600,000.00
September 20, 2007	$9,300,000.00
March 20, 2008	$8,000,000.00
September 20, 2008	$6,700,000.00
March 20, 2009	$5,400,000.00
September 20, 2009	$4,100,000.00
March 20, 2010	$2,800,000.00
September 20, 2010	$1,500,000.00
March 20, 2011	0.00

If any installment due date is not a day on which CoBank is open for business, then such payment shall be made on the next day on which CoBank is open for business.  In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.  Prepayment.  Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s).  During the term of the Commitment, prepayments shall be applied to such balances, fixed or variable, as the Company shall specify.  After the expiration of the term of the Commitment, prepayments shall, unless CoBank otherwise agrees, be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

SECTION 7.  Commitment Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/2 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month.  Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

By:	/s/ Teresa L.	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	Chief Executive Officer